Exhibit 99.1

           CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING
                           INFORMATION

 	Certain significant risks and uncertainties are important considerations to be taken into account in conjunction with consideration and review of Casual Male Retail Group, Inc.'s (the "Company") reports, registration statements, information statements, press releases, and other publicly-disseminated documents (including oral statements concerning Company business information made on behalf of the Company) that include forward-looking information. For purposes of these Cautionary Statements, the terms "Casual Male," "the Company," "we," "our," and "us" refer to Casual Male Retail Group, Inc. and its consolidated subsidiaries, unless otherwise specified.

The nature of forward-looking information is that such information involves assumptions, risks and uncertainties. Certain public documents of the Company and oral statements made by authorized officers, directors, employees, agents and representatives of the Company, acting on its behalf, may include forward-looking information which will be influenced by assumptions, risks and uncertainties, including, without limitation, those set forth below. Forward-looking information requires management of the Company to make assumptions, estimates, forecasts and projections regarding the Company's future results as well as the future effectiveness of the Company's strategic plans and future operational decisions. Forward-looking statements made by or on behalf of the Company are subject to the risk that the forecasts, projections, and expectations of management, or assumptions underlying such forecasts, projections and expectations, may become inaccurate. Accordingly, the Company's future financial positions, its actual results of operations and the implementation of its plans and operations may differ materially from forward-looking statements made on behalf of the Company. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "predict," "estimate" and "potential" and other expressions which indicate future events and trends. The following discussion identifies certain important factors that could affect the Company's financial position, its actual results of operations, and its actions and could cause the Company's financial position, its results of operations, and its actions to differ materially from any forward-looking statements made by or on behalf of the Company. Other factors, which are not identified herein, could also have such an effect.

The following factors, among others, could cause our future results to differ materially from historical results or those anticipated:

-  overall economic and business conditions;
-  competitive factors in the industries in which we conduct our business;
-  changes in governmental regulation;
-  the demand for our goods and services;
- the fact that our customers may cancel orders they have placed with us, in whole or in part, without advance notice;
- changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;
- changes in generally accepted accounting principles or interpretations of those principles by governmental agencies and self-regulatory groups;
-  developments in and results of litigation;
- interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;
- economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;
-  changes in the cost of raw materials used in our business;
- the timing, impact and other uncertainties of acquisitions that we may consider or consummate; and
- our ability to achieve anticipated synergies and other cost savings in connection with such acquisitions.

These factors and the risk factors described in this document are all of the important factors of which we are aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

Risks Related to Our Company and Our Industry

Our ability to continue to expand our Casual Male stores may be limited.

	A large part of our growth has resulted from the addition of new Casual Male stores and the increased sales volume and profitability provided by these stores. We will continue to depend on adding new stores to increase our sales volume and profitability. We believe that our ability to increase the number of Casual Male stores in the United States substantially in excess of the number of our current stores will be limited due to capital constraints, market conditions and other factors. When we enter new markets, we must:

- obtain suitable store locations in light of the local real estate market conditions;

- hire and train personnel;

- establish distribution methods; and

- advertise our brand names and our distinguishing characteristics to consumers who may not be familiar with us.

	As a result of these and other factors, opening new stores is often costly and entails significant risk. We cannot assure you that we will be able to open and operate new stores on a timely and profitable basis. The costs associated with opening new stores may negatively affect our results of operations.

We may be unable to successfully predict fashion trends and customer preferences.

	Customer tastes and fashion trends are volatile and tend to change rapidly. Our success depends in large part upon our ability to effectively predict and respond to changing fashion tastes and consumer demands and to translate market trends to appropriate saleable product offerings. If we are unable to successfully predict or respond to changing styles or trends and misjudge the market for products or any new product lines, our sales will be lower and we may be faced with a substantial amount of unsold inventory or missed opportunities. In response, we may be forced to rely on additional markdowns or promotional sales to dispose of excess, slow-moving inventory, which would decrease our revenues and margins. In addition, the failure to satisfy consumer demand could have serious longer-term consequences, such as an adverse impact on our brand value and the loss of market share to our competitors.

Our business is highly competitive, and competitive factors may reduce our revenues and profit margins.

	The United States men's big and tall apparel market is highly competitive with many national and regional department stores, specialty apparel retailers and discount stores offering a broad range of apparel products similar to the products that we sell. Besides retail competitors, we consider any manufacturer of big and tall merchandise operating in outlet malls throughout the United States to be a competitor. It is also possible that another competitor, either a mass merchant or a men's specialty store or specialty apparel catalog, could gain market share in men's big and tall apparel due to more favorable pricing, locations, brand and fashion assortment and size availability. The presence in the marketplace of various fashion trends and the limited availability of shelf space also can affect competition. We may not be able to compete successfully with our competitors in the future and could lose brand recognition and market share. A significant loss of market share would adversely affect our revenues and results of operations.

Our sales will decline if we do not successfully advertise and market our products.

	Our business is directly affected by the success or failure of our advertising and promotional efforts and those of our vendors. Future advertising efforts by us, our vendors or our other licensors may be costly and may not result in increased sales. If we were to undertake a major advertising campaign without success, then our failure to realize any revenues from our advertising and promotional expenditures, together with the possible adverse impact on our brand value and loss of market share, would have a negative impact upon our revenues. In either case, increased costs and decreased margins, accompanied by static or decreased revenues, would cause a decline in our results of operations.

Our success significantly depends on our key personnel and our ability to attract and retain additional personnel.

	Our future success is dependent on the personal efforts, performance and abilities of our key management. For example, the loss of the services of David Levin, our President and Chief Executive Officer, or Dennis Hernreich, our Chief Operating Officer and Chief Financial Officer, each of whom is an integral part of our daily operations and are primary decision makers in all our important operating matters, could significantly impact our business until adequate replacements can be identified and put in place. The loss of any of our senior management may result in:

- a loss of organizational focus;

- poor operating execution;

- an inability to identify and execute potential strategic initiatives such as joint venture and licensing opportunities;

- an impairment in our ability to identify new store locations; and

- an inability to consummate possible acquisitions.

	These adverse results could, among other things, reduce potential revenues, prevent us from diversifying our product lines and geographic concentrations, and expose us to downturns in our markets. The loss of those individuals as well as our chairman, Seymour Holtzman, who also has many years of experience in the capital markets, could negatively impact our ability to obtain additional debt or equity financing for our operations or to refinance existing indebtedness, or the terms that might be negotiated for such financing or refinancing. Those circumstances in turn could ultimately result in a significant decline in profitability and decline in our financial condition. The competition is intense for the type of highly skilled individuals with relevant industry experience that we require and we may not be able to attract and retain new employees of the caliber needed to achieve our objectives.

We need to timely complete the implementation of our information systems and control procedures.

	We depend heavily upon technology and information systems to control inventory, sales, markdowns, merchandise on hand and other critical information. Any significant deficiencies in our management information systems resulting in less than optimal systems performance could have a negative impact upon our business. For example, since the information systems provide vital information with respect to specific merchandise sales at the SKU level, replenishment requirements to maintain optimum inventory levels, and sell through data from which markdown requirements are identified to most productively sell through poor selling SKUs, if that information is not consistently provided on a timely and accurate basis our sales could be severely impacted, or our gross margins could be adversely affected.

	We periodically review, improve and, under certain circumstances, replace our technology and management information systems to provide enhanced support to all operating areas. If such upgrades and enhancements are not successfully implemented, then the current systems may not be able to continue to support adequately our management information requirements. Currently, we are undergoing a significant effort to replace our existing antiquated legacy systems, as part of the process of integrating the historical Designs, Inc. and Casual Male operations. It is critically important to the successful operation of our business that the implementation of our systems integration process, which entails the replacement, enhancement, or upgrade of all Casual Male's vital former information systems, be completed within budget and timely without disruption to our daily operations. To implement these initiatives, we spent approximately $4.1 million in fiscal 2002 and $4.0 million in fiscal 2003. We anticipate that the implementation will require approximately 12 months to complete at a remaining cost of $6.0 million, which includes upgrading of our existing point-of-sale and register systems and implementing a Customer Relationship Management software system. If we are unable to complete these projects within budget and on time, our operating results will suffer.

The loss of, or disruption in, our centralized distribution center could negatively impact our business and operations.

	All merchandise for our Casual Male stores is received into our centralized distribution center in Canton, Massachusetts, where the inventory is then processed, sorted and shipped to our stores. We depend in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of the distribution center. Although we believe that our receiving and distribution process is efficient and well positioned to support our expansion plans, we cannot assure you that events beyond our control, such as disruptions in operations due to fire or other catastrophic events, employee matters or shipping problems, would not result in delays in the delivery of merchandise to our stores.

	Although we maintain business interruption and property insurance, we cannot assure you that our insurance will be sufficient, or that insurance proceeds will be timely paid to us, in the event our distribution center is shut down for any reason or if we incur higher costs and longer lead times in connection with a distribution at our distribution center.

We are dependent on third parties for the manufacture of the products we sell.

	We do not own or operate any manufacturing facilities and are therefore entirely dependent on third parties for the manufacture of the products we sell. Without adequate supplies of merchandise to sell to our customers in the merchandise styles and fashions demanded by our particular customer base, sales would decrease materially and our business would suffer. Furthermore, we expect that approximately 50% of our merchandise will continue to consist of private label items made specifically for Casual Male and our customers. In the event that manufacturers are unable or unwilling to ship products to us in a timely manner or continue to manufacture products for us, we would have to rely on other current manufacturing sources or identify and qualify new manufacturers. We might not be able to identify or qualify such manufacturers for existing or new products in a timely manner and such manufacturers might not allocate sufficient capacity to us in order to meet our requirements. The consequences of not securing adequate and timely supplies of private label merchandise would negatively impact proper inventory levels, sales and gross margin rates, and ultimately our results of operations.

	In addition, even if our current manufacturers continue to manufacture our products, they may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards. If we are forced to rely on products of inferior quality, then our brand recognition and customer satisfaction would be likely to suffer. These manufacturers may also increase the cost to us of the products we purchase from them. If our suppliers increase our costs, our margins may be adversely affected.

	Should we experience significant unanticipated demand, we will be required to significantly expand our access to manufacturing, both from current and new manufacturing sources. If such additional manufacturing capacity is not available on terms as favorable as those obtained from current sources, then our revenues or margins, or both, will suffer.

	In addition, a significant portion of our merchandise is directly imported from other countries, and U.S. domestic suppliers who source their goods from other countries supply most of our remaining merchandise. If imported goods become difficult or impossible to bring into the United States, due to tariffs, embargoes or other reasons and if we cannot obtain such merchandise from other sources at similar costs, then our sales, gross margins and profit margins would significantly decline. Furthermore, in the event that commercial transportation is curtailed or substantially delayed, we may not be able to maintain adequate inventory levels of important merchandise levels on a consistent basis, which would negatively impact our sales and potentially erode the confidence of our customer base, leading to further loss of sales and an adverse impact on our results of operations.

	In extreme circumstances, it may be necessary to close less productive stores so as to consolidate important merchandise categories into our most productive stores, which would severely impact our results of operations and cash flow.

Exiting our Levi's(r)/Dockers(r) business may subject us to significant costs and divert resources.

	In light of the continued significant deterioration in our Levi's(r)/Dockers(r) operations, we announced that we would downsize and eventually exit this business. In connection with this restructuring, we have incurred and will need to continue to incur significant exit costs associated with the termination of leases, liquidation of inventory and various employee matters. In addition, the restructuring of this business may divert managerial and other resources from our core businesses and may subject us to litigation. We have recorded restructuring charges totaling $41.3 million to date in connection with the restructuring of our Levi's(r)/Dockers(r) business, and expect to record additional restructuring charges as we complete this initiative. These charges have reduced and will continue to reduce our net income, and if future charges exceed our expectations, our stock price may be adversely affected.

Our results of operations will be adversely affected if our George Foreman line of apparel is unsuccessful.

	We have entered into an exclusive endorsement and licensing arrangement for a men's apparel line with George Foreman, the well-known boxing personality. Under the terms of this arrangement, we are obligated to make significant payments to Mr. Foreman regardless of the success of the product line, and we intend to incur significant marketing costs in connection with the promotion of this product line. As a result of these expenditures, if sales from this product line do not meet our expectations our results of operations will be adversely affected. Furthermore, we are subject to risks associated with having our brand identified with a celebrity personality. If our customers do not care for Mr. Foreman, or if this product line is not successful, our brand value will suffer.

The loss of any of our key trademarks or licenses could adversely affect demand for our products.

	We own and use a number of trademarks and operate under several trademark license agreements. We believe that these trademarks have significant value and are instrumental in our ability to create and sustain demand for and to market our products. We cannot assure you that these trademarks and licensing agreements will remain in effect and enforceable or that any license agreements, upon expiration can be renewed on acceptable terms or at all. In addition, any future disputes concerning these trademarks and licenses may cause us to incur significant litigation costs or force us to suspend use of the disputed trademarks.

Our business is seasonal and is affected by general economic conditions.

	Like most other retail businesses, our business is seasonal. Historically, over 30% of our net sales have been made and approximately 70% of our operating income has been generated during November, December and January. Like other retail businesses, our operations may be negatively affected by local, regional or national economic conditions, such as levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Any economic downturn might cause consumers to reduce their spending, which could negatively affect our sales. A sustained economic downturn would likely have an adverse affect on our results of operations.

Acts of terrorism could negatively impact our operating results and financial condition.

	The continued threat of terrorism and heightened security measures in response to an act of terrorism may disrupt commerce and undermine consumer confidence which could negatively impact our sales by causing consumer spending to decline. Furthermore, an act of terrorism or war, or the threat thereof, could negatively impact our business by interfering with our ability to obtain merchandise from vendors or substitute suppliers at similar costs in a timely manner.

Our cost savings and expense reductions resulting from the acquisition of Casual Male may be less than anticipated.

	We anticipate significant, continued cost savings following our May 2002 acquisition of substantially all the assets of Casual Male, primarily through headcount reductions, re-negotiations of contractual arrangements for supplies and services associated with the operation for more favorable pricing terms, elimination of inefficient and costly business processes and costs by streamlining our management information systems and economies of scale in purchasing. It is possible that some of the contemplated reductions could fail to take place on the scale proposed due to unforeseen or underestimated needs for the employees in question. It is also possible that the cost savings associated with achieving purchasing economies fail to materialize due to unsuccessful negotiations with key vendors. There is also a cost to realizing the potential savings and these costs could potentially be higher than originally contemplated in management's projections. In such an instance, the amount of the cost savings would be offset by the higher costs of realizing the savings, thereby reducing the overall benefit of the acquisition of Casual Male and reducing our expected profitability. If there are substantial failures to achieve these cost savings, cash flow and the servicing of debt related to that acquisition could also be reduced.

We face greater challenges in managing several brands in multiple channels of distribution.

	Several retailers have had problems executing a corporate strategy aimed at operating multiple brands in multiple channels. We have expertise in the outlet channel of distribution, but our acquisition of Casual Male caused us to conduct operations in the specialty store and internet channels of distribution. We are now also responsible for all aspects of brand management with respect to the Casual Male brand, including advertising and promotion, and the servicing and merchandising of private label merchandise. Under our current operating model, this function is mostly the responsibility of the branded manufacturer. If the managing of multiple brands within multiple channels is poorly executed, we will not achieve our expected level of profitability, and could ultimately be compelled to eliminate the multiple brand strategy so that the organization may focus on a single brand strategy.

A reduction in the size of our target market and shifts in customer purchasing habits will adversely affect our sales.

	As more and more food retailers begin to compete on the basis of providing more healthy menus, and American popular culture becomes more health conscious, the size of our target demographic could decrease, resulting in lower sales. In addition, recent statistics have shown that the overall levels of the men's apparel sales have been decreasing, in part due to a lesser percentage of men's apparel being bought by women. If this trend continues and we are unable to adjust our business model to reflect the trend, our results of operations and cash flow will be impacted.

Risks Related to Our Corporate Structure and Stock

Our stock price has been and may continue to be extremely volatile due to many factors.

	The market price of our common stock has fluctuated in the past and may increase or decrease rapidly in the future depending on news announcements and changes in general market conditions. Between January
31, 2003 and April 1, 2004, the closing price of our common stock ranged from a low of $1.95 per share to a high of $10.56 per share. The following factors, among others, may cause significant fluctuations in our stock price:

- news announcements regarding quarterly or annual results of operations;

- monthly comparable store sales;

- acquisitions;

- competitive developments;

- litigation affecting us; or

- market views as to the prospects of the retail industry generally.

Rights of our stockholders may be negatively affected if we issue any of the shares of preferred stock which our Board of Directors has authorized for issuance.

	We have available for issuance 1,000,000 shares of preferred stock, par value $.01 per share. Our Board of Directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of stockholders. The rights of our stockholders may be negatively affected if we issue a series of preferred stock in the future that has preference over our common stock with respect to the payment of dividends or distribution upon our liquidation, dissolution or winding up.

State laws and our certificate of incorporation may inhibit potential acquisition bids that could be beneficial to our stockholders.

	We are subject to certain provisions of Delaware law, which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in certain business combinations with any interested stockholder for a period of three years unless specific conditions are met. In addition, certain provisions of Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Conversion of the Company's convertible notes could result in dilution to holders of our common stock.

	If the holders of the Company's convertible notes due 2024 convert such notes, we would be required to issue to such holders approximately 9.39 million additional shares of common stock, which would result in dilution to holders of our common stock. Additionally, the impact of the 9.39 million additional shares of common stock would not have an impact to historical earnings per share of the Company because the conversion of such shares would have been anti-dilutive.

Substantial leverage and debt service obligations may adversely affect our cash flow.

	At January 31, 2004, we had approximately $122.4 million of long-term indebtedness. We may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also obtain additional long-term debt, working capital lines of credit and lease lines and borrow additional amounts under our existing credit facility.

	Our substantial leverage could have significant negative consequences, including:

- increasing our vulnerability to general adverse economic and industry conditions;

- limiting our ability to obtain additional financing;

- requiring the dedication of a portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

- limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

- placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.